EXHIBIT 99.2

BigString Corporation Launches Private-Label Spanish & Portuguese Email Portal
For International Distribution Agreement With VIP Connectz

RED BANK, N.J., July 10, 2008 - BigString Corporation (OTCBB: BSGC), which recently signed an international private-label distribution agreement for its self-destructing email and instant messaging (IM) services with VIP Connectz, has launched a Spanish and Portuguese email portal with VIP Connectz for the Latin American markets through www.onvipemail.com.

VIP Connectz specializes in servicing affiliates and customers in the international market with Voice-over-Internet Protocol (VoIP)  solutions and differentiated technologies – all part of developing a global social network involving millions of subscribers. The company's VoIP product lines target the fast-growing home office and residential markets through its worldwide direct-to-consumer network of more than 50,000 subscribers. BigString and VIP Connectz share in the advertising revenues generated through their relationship.  In addition, BigString will receive a payment for each premium account originated by VIP Connectz.

“VIP Connectz is excited about the introduction of the powerful tools developed by BigString,” stated Edward Weaver, Chief Executive Officer of VIP Connectz. “We are very focused in Latin America and see the addition of these two languages as a very positive step in our pursuit of penetrating the global social networking opportunity.  Our ability to utilize our affiliate base to provide rapid penetration will create a worldwide movement and engaging and using these unique and powerful technological tools.”

About BigString Corporation

BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing emails and video emails, Big String's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

About VIP Connectz

VIP Connectz is an international marketing and sales company that offers Voice over Internet Protocol  “flat-rate” service packages to customers in both residential and small business markets across the globe.  In addition to VoIP services, VIP Connectz provides a growing list of other digital components devised to enhance the personal experience through interaction with others.  Most notably, VIP Connectz presents a compelling business opportunity for those who choose to pursue financial independence through VoIP services and new digital ways to relate that are now the wave of the future. For more information, visit http://www.vipconnectz.com.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

CONTACTS: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com.